EXHIBIT A

                  Funds of First Trust Exchange-Traded Fund IV

                             as of October 10, 2014



         First Trust North American Energy Infrastructure Fund

         First Trust Tactical High Yield ETF

         First Trust Senior Loan Fund

         First Trust Strategic Income ETF

         First Trust Enhanced Short Maturity ETF

         First Trust Low Duration Mortgage Opportunities ETF